Exhibit 10.1

September 2, 2026

Mandel Group, Inc.
330 East Kilbourn Avenue, Suite 600 South
Milwaukee, WI 53202
Attn: Barry R. Mandel
E-mail: bmandel@mandelgroup.com

Re:     Certain Rights of Mandel Related to the Transactions Contemplated by the MPSI Acquisition Agreement and PropCo Acquisition Agreements

Dear Mr. Mandel,

Reference is made to (a) that certain Membership Interest Purchase Agreement (the “MPSI Acquisition Agreement”), dated as of September 2, 2026, by and among MPSI Holdings, LLC, a Delaware limited liability company, Cottonwood Residential O.P., LP, a Delaware limited partnership (“CROP”), Mandel Property Services, LLC, a Wisconsin limited liability company and formerly Mandel Property Services, Inc., a Wisconsin corporation (“MPSI”), and Barry R. Mandel (“Mandel”), and (b) the certain PropCo Acquisition Agreements (as defined in the MPSI Acquisition Agreement and, collectively with the MPSI Acquisition Agreement, the “Acquisition Agreements”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the MPSI Acquisition Agreement. This letter confirms the terms of our understanding and agreement with respect to the grant to Mandel of certain rights in connection with the transactions contemplated by the Acquisition Agreements, as detailed herein.

1.    Closing Threshold. The closing of the transactions contemplated by the Acquisition Agreements shall be conditioned upon the closing of the transactions contemplated by the PropCo Acquisition Agreements representing at least fifty percent (50%) of the aggregate purchase price for all Owner Entities (as defined in the PropCo Acquisition Agreements) and at least fifty percent (50%) of the total number of the Properties (as defined in the PropCo Acquisition Agreements) (the “Closing Threshold”), and neither Mandel nor his Affiliates (collectively, the “Mandel Members”) shall be required to consummate any of the transactions contemplated by the Acquisition Agreements unless and until the Closing Threshold has been satisfied.

2.    Partnership Agreement Amendment. The closing of the transactions contemplated by the Acquisition Agreements shall be conditioned upon CROP having amended the CROP OP Agreement (as defined in the PropCo Acquisition Agreement) substantially in the form attached hereto as Exhibit A to permit redemptions of CROP Units on a quarterly basis and to allow a Redeeming Partner (as defined in the CROP OP Agreement) to withdraw its redemption request in the event that the General Partner (as defined in the CROP OP Agreement) elects to purchase the Common Units (as defined in the CROP OP Agreement) requested to be redeemed by the Redeeming Partner pursuant to Section 9.4.2 of the CROP OP Agreement, whether the General Partner elects to deliver cash or REI Shares (as defined in the CROP OP Agreement). CROP shall not amend the CROP OP Agreement to modify the amended terms described in this Section 2 without the prior written consent of Mandel.

3.    Allocation of Consideration. The total aggregate Cash Consideration (as defined in the PropCo Acquisition Agreement) paid to the Mandel Members (or any individual Mandel Member) for the Mandel Member’s Company Units (as defined in the PropCo Acquisition Agreement) in all of the Owner Entities other than Park Lafayette Property Holdings LLC (collectively, the “Remaining Owner Entities”) shall not exceed fifty percent (50%) of the total aggregate Merger Consideration due to the Mandel Members (or any individual Mandel Member) for the Mandel Member’s Company Units in all of the Remaining Owner Entities, after giving effect to any amounts released from escrow or any post-closing purchase price adjustments with respect thereto (the “Aggregate Mandel Cash Allocation”). The Mandel Members (individually or in the aggregate) may elect to receive Cash Consideration in excess of fifty percent (50%) of the Merger Consideration for Mandel Member’s Company Units in any one or more Remaining Owner Entities so long as the Aggregate Mandel Cash Allocation is satisfied. For purposes of this Section 3 only, David Pavela and Robert Monnat are included in the term “Mandel Members.”

4.    Board Observer. For a period of at least three years following the Closing, Cottonwood Communities, Inc., a Maryland corporation (“CCI”), shall take all actions reasonably necessary to ensure that Mandel (or, if Mandel becomes incapacitated, a designee of Mandel, which person is reasonably approved by CCI in writing (not to be unreasonably withheld, conditioned or delayed)) shall be entitled to act as an observer to the Board of Directors of CCI with full participation rights other than the right to vote, including the right to participate in meetings of committees of the Board of Directors of CCI; provided, however, that the right to participate in meetings does not include the right to participate in executive sessions of the directors.

5.    R&W Insurance Policy. The premium, underwriting fee, brokerage commissions and other costs and expenses (other than attorney’s fees) related to the R&W Insurance Policy (the “Shared Policy Costs”) shall be borne fifty percent (50%) by CCI, on the one hand, and fifty percent (50%) by the Mandel Members and the other Members (as defined in the PropCo Acquisition Agreements), on the other hand; provided, however, that in the event the any Acquisition Agreement is terminated prior to the closing of the transactions contemplated thereby, then the portion of the Shared Policy Costs allocable to such terminated Acquisition Agreement shall be borne one hundred percent (100%) by CCI, on the one hand, and zero percent (0%) by the Mandel Members and the other Members, on the other hand; provided further, however, that if such termination is the result of any party’s breach, such party shall bear 100% of the portion of the Shared Policy Costs allocable to such terminated Acquisition Agreement.

6.    Use of Mandel Name. At the Closing of the transaction contemplated by the MPSI Acquisition Agreement, Mandel shall grants to CROP and its Affiliates responsible for operating the Management Business a revocable, non-exclusive, royalty-free license to use the name “Mandel Property Services, Inc.” or any variation thereof that includes the “Mandel” name (collectively, the “Mandel Name”) in connection with the operation of the Management Business. Mandel and CROP shall work together in good faith to agree on how the Mandel Name is used. Mandel may revoke such license at any time, in his sole and absolute discretion, upon not less than ninety (90) days’ prior written notice to CROP. Upon receipt of such revocation notice, CROP and its Affiliates shall cease all use of the Mandel Name within such 90-day period and shall take all actions reasonably necessary to remove the Mandel Name from all signage, marketing materials, business documents, websites and other materials used in connection with the Management Business.

7.    Miscellaneous. The parties hereto acknowledge that Sections 11.1 through 11.4 and 11.8 through 11.12 of the MPSI Acquisition Agreement are hereby incorporated into the terms of this letter and shall apply mutandis mutatis hereto. This letter agreement may only be amended, modified or waived with the written consent of CCI and Mandel.

8.    Survival. The terms and provisions of this letter agreement shall survive the Closing (as defined in each Acquisition Agreement) and shall remain in full force and effect thereafter in accordance with their respective terms, notwithstanding any provision to the contrary in any Acquisition Agreement. In the event of Mandel’s death or incapacity, the Independent Trustee of the Barry R. Mandel 2003 Trust dated 1/13/2003 shall be permitted to exercise the rights of Mandel pursuant to letter agreement.

9.    Conflicts. In the event of any conflict or inconsistency between the terms of this letter agreement and the terms of any Acquisition Agreement, the terms of the Acquisition Agreement shall qualify except when expressly stated otherwise above.
[Signature Page Follows]

Very truly yours, COTTONWOOD COMMUNITIES, INC. By: /s/ Enzio Cassinis Name: Enzio Cassinis Title: President
ACKNOWLEDGED AND AGREED: /s/ Barry R. Mandel Barry R. Mandel

[Signature Page to Side Letter]

EXHIBITS
Exhibit A (CROP Partnership Agreement Amendment) to this letter agreement has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant will furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request.